Exhibit 23.2
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 33-29038) pertaining to the Sovereign Bancorp, Inc. Retirement Plan of our report dated June 23, 2008, with respect to the financial statements of the Sovereign Bancorp, Inc. Retirement Plan as of December 31, 2007 and for the year then ended, included in this Annual Report on Form 11-K.
/s/ Ernst & Young LLP
Philadelphia, Pennsylvania
June 29, 2009